Exhibit 3

Execution Copy

STOCK TRANSFER AND RELEASE AGREEMENT

This Stock Transfer and Release Agreement (this “Agreement”) is entered into as of September 2, 2014 among CMK Keller Holdings, LLC (the “Transferor”), LT World Partners, LLC (the “Transferee”), Brian Ferdinand (“Ferdinand”) and Robert Keller (“Keller”).

WITNESSETH

WHEREAS, Ferdinand and Keller are founders of Liquid Holdings Group, LLC, now known as Liquid Holdings Group, Inc. (the “Company”), which sold shares of its common stock, par value $0.0001 (“Common Stock”) in an initial public offering in July 2013; and

WHEREAS, the parties desire to enter into this Agreement to reconcile a miscalculation in Ferdinand’s and Keller’s respective ownership interests in the Company (the “Reconciliation”) and to resolve any and all matters whatsoever occurring on or prior to the date hereof between Transferor, Keller and their affiliates, on the one hand, and Transferee, Ferdinand and their affiliates, on the other hand.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

TRANSFER

The Transferor hereby conveys, transfers, assigns and delivers to the Transferee, and the Transferee hereby acquires and accepts from the Transferor, 125,000 shares of Common Stock, free and clear of any claims, legends, liens or encumbrances of any nature whatsoever.

ARTICLE 2

MUTUAL RELEASE

Transferee and Ferdinand (on behalf of himself and his affiliates), and each of their respective past and present officers, directors, members, managers, partners, shareholders, employees, servants, attorneys, agents, and other representatives, and the heirs, executors, predecessors, successors and assigns of any of the foregoing (collectively, the “Ferdinand Releasor”), fully, finally, unconditionally, irrevocably and forever remises, releases and discharges the Transferor, Keller and their affiliates (it being understood and agreed that in no event shall the Company be deemed to be an affiliate of Transferor and/or Keller for this purpose), and each of their respective past and present officers, directors, members, managers, partners, shareholders, employees, servants, attorneys, agents, and other representatives, and the heirs, executors, predecessors, successors and assigns of any of the foregoing (collectively, the “Transferor Released Parties”), from any and all claims, liabilities, causes of action, rights of action, actions, demands, suits, proceedings, damages, costs, fees and expenses of every name and nature, both at law and in equity, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, that the Ferdinand Releasor now has, has ever had or ever may have against any Transferor Released Party relating to any and all matters whatsoever (including without limitation the Reconciliation) from the beginning of time to the date of this Agreement.

Transferor and Keller (on behalf of himself and his affiliates), and each of their respective past and present officers, directors, members, managers, partners, shareholders, employees, servants, attorneys, agents, and other representatives, and the heirs, executors, predecessors, successors and assigns of any of the foregoing (collectively, the “Transferor Releasor”), fully, finally, unconditionally, irrevocably and forever remises, releases and discharges the Transferee, Ferdinand and their affiliates, and each of their respective past and present officers, directors, members, managers, partners, shareholders, employees, servants, attorneys, agents, and other representatives, and the heirs, executors, predecessors, successors and assigns of any of the foregoing (collectively, the “Ferdinand Released Parties”), from any and all claims, liabilities, causes of action, rights of action, actions, demands, suits, proceedings, damages, costs, fees and expenses of every name and nature, both at law and in equity, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, that the Transferor Releasor now has, has ever had or ever may have against any Ferdinand Released Party relating to any and all matters whatsoever (including without limitation the Reconciliation) from the beginning of time to the date of this Agreement.

ARTICLE 3

MISCELLANEOUS

3.1 Further Assurances. Each of the parties, promptly after request of any other party, will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

3.2 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or electronic transmission), and all such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

3.3 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

3.4 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

3.5 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

3.6 Third Party Beneficiaries. The Transferor Released Parties and the Ferdinand Released Parties are intended third party beneficiaries of this Agreement.

[signatures follow]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Transfer and Release Agreement, or have caused this Stock Transfer and Release Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

TRANSFEROR:		TRANSFEREE:

CMK Keller Holdings, LLC		LT World Partners, LLC

By:	/s/ Robert Keller	By:	/s/ Brian Ferdinand
	Name: Robert Keller		Name: Brian Ferdinand
	Title: Managing Member		Title: Authorized Signatory

/s/ Brian Ferdinand
Brian Ferdinand

/s/ Robert Keller
Robert Keller

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